Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Hanmi Financial Corporation of our report dated March 2, 2020 relating to the financial statements of Hanmi Financial Corporation, and our report dated the same date relative to the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Hanmi Financial Corporation for the year ended December 31, 2019, and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe LLP

Los Angeles, California

December 16, 2020